EXHIBIT 99.1

Press Release	Investor Relations Contact: Rod Cooper (831.439.2371) rod.j.cooper@seagate.com Media Relations Contact: Brian Ziel (831.439.5429) brian.ziel@seagate.com

SEAGATE TECHNOLOGY REPORTS FISCAL SECOND QUARTER 2004 RESULTS

SCOTTS VALLEY, CA – January 20, 2004 – Seagate Technology (NYSE: STX) today reported revenue of $1.76 billion, net income of $205 million, and diluted earnings per share of $0.41 for the quarter ended January 2, 2004, compared to revenue of $1.73 billion, net income of $198 million, and diluted earnings per share of $0.43 in the year-ago quarter.

For the six months ended January 2, 2004, Seagate reported revenue of $3.50 billion, net income of $403 million and diluted earnings per share of $0.81, compared to $3.31 billion, $308 million and $0.67, respectively for the six-month period ended December 27, 2002.

“In a challenging December quarter, Seagate recorded one of the highest levels of net income in the company’s history and shipped a record 21.7 million disc drives while sustaining strong gross margins of 26.2%,” said Steve Luczo, Seagate chairman and chief executive officer. “We met expectations and held market share in the enterprise market and far exceeded our expectations in the notebook market by achieving unprecedented initial market share with our reentry. However, despite a profitable and an overall successful quarter, our financial performance was below our expectations primarily due to unsatisfactory execution in the company’s personal storage programs.”

The predominant variables that affected the company’s financial performance in the December quarter were a 1.4 million-unit shortfall to Seagate’s personal storage shipment goals, and aggressive pricing in the personal storage market.

The majority of the unit shortfall occurred in the company’s OEM customer base and was due to a combination of Seagate’s decision not to sell certain products at unacceptable market prices and execution issues. The shortfall in OEM shipments resulted in Seagate’s greater dependence on the global distribution channel during the quarter, particularly in December, which is more sensitive to spot market pricing.

Seagate Technology Reports Fiscal Second Quarter 2004 Results

Further aggravating this situation was an oversupply of personal storage products that resulted from the broader industry producing to an expectation of 8-10% sequential growth in the total available market for personal storage products, and not to the more modest growth that Seagate forecasted in October. The company believes total market growth was only 3% sequentially. In addition, Seagate, consistent with the industry, observed lower than expected, and lower than previous quarter channel sell through during the quarter, particularly in December. This lower than anticipated sell through was a catalyst for increased price pressure and resulted in higher than anticipated industry channel inventories ending the quarter – which Seagate calculates to be in excess of 6 weeks based on a 13-week rolling average.

As demonstrated consistently throughout the calendar year, Seagate was able to minimize the financial impact of a particular market weakness with strong performance in other markets. In the December quarter, Seagate partially offset the competitive market for personal storage products with strong unit sales of enterprise and notebook products. The company’s broad product offering maximized Seagate’s profitability despite the shipment shortfall and greater than expected price competition in the personal storage market.

“We have and will continue to manage our business, our investments in research and development, and our operations with the goal of maximizing our industry-leading profitability,” said Luczo. “We believe that one of the key determinants of our success in executing this strategy is having an accurate sense of demand and trends. Insight into the dynamics of demand in our various markets is important in helping our stakeholders better understand our business.”

Overall Industry Demand:

Seagate believes that the industry is experiencing several positive factors relative to overall demand including:

❑	Proliferation of applications in the consumer electronics space that utilize disc drives: The company estimates industry shipments of storage to non-gaming applications grew in excess of 70% year-over-year. Seagate shipped over one million drives into the consumer electronics market in the second fiscal quarter and continued to expand its customer base and product offerings.

Seagate Technology Reports Fiscal Second Quarter 2004 Results

❑	A renewed buying cycle for consumer and commercial client computing systems: Seagate estimates industry shipments for the quarter of storage for PC desktop and notebook systems grew 20% year-over-year, with desktop approximately 15% and notebook over 50%. Seagate’s shipments into compute client applications grew 30% year-over-year. The company is encouraged by this trend and the continuation is an underpinning of Seagate’s available market estimates for both the mobile and personal storage spaces.

❑	Return to double-digit year-over-year unit growth in the enterprise storage space: Second half industry shipments for calendar 2003 were up 15% from second half calendar 2002 levels. In addition, OEM customers continue to indicate renewed strength in corporate purchases of key storage infrastructure.

Drive Shipments (000’s)				Year-to-Date
	FQ204	FQ104	FQ203	FY04	FY03
Consumer Electronics	1,021	2,254	1,983	3,275	3,197
Desktop Storage	16,062	16,097	13,806	32,159	26,904

Total Personal Storage Products	17,083	18,351	15,789	35,434	30,101

Mobile Storage	1,896	312	—	2,208	—
Enterprise Storage	2,735	2,576	2,536	5,311	4,922

Total Unit Shipments	21,714	21,239	18,325	42,953	35,023

Personal Storage Products:

The personal storage market has been the largest and most dynamic space in recent quarters and Seagate believes it is important for the industry to characterize the trends and demands of this space as accurately as possible. Given anticipated seasonal declines, recent year-over-year and sequential growth rates, and the currently available market data, the company believes that the total available market for personal storage products in the third fiscal quarter will be in the range of 47-48 million units. This represents a year-over-year growth of 11-13% and is consistent with the September quarter’s year-over-year growth as well as the need to reduce industry channel inventories ending the March quarter. Further, Seagate believes the current industry expectation of few, if any, new product introductions over the next two quarters creates a likelihood of stable market share. Therefore, Seagate expects its share of this market to be in the range of the past several quarters’ actual performance at 32-34%. The company foresees the only possible share catalysts beyond this range to be any supply chain or product reliability disruptions experienced within the industry, or share gains achieved through aggressive pricing.

Seagate Technology Reports Fiscal Second Quarter 2004 Results

Mobile Storage Products:

Seagate shipped 1.9 million units in the December quarter, exceeding its market share goal of 10% six months ahead of schedule. The company remains focused on growing its customer base by completing qualifications among the top ten OEM notebook systems manufacturers. The company believes that further additional qualifications coupled with exceeding customers’ expectations for reliability and supply chain performance offer it additional share growth opportunity. Based on current customer data and recent year-over-year growth rates in excess of 50%, Seagate estimates the total available market for all mobile storage products will be 16-17 million units in the March quarter.

Enterprise Storage Products:

Unit shipments were 2.7 million. As a result the company believes its market share in this space remains unchanged from previous quarter levels. Based on current customer data, historical demand patterns and recent market growth rates, Seagate believes the total available market for enterprise storage products will be approximately 5.5 million units in the March quarter.

Business Outlook

“In regards to addressing the Seagate specific performance issues in the personal storage space in our second fiscal quarter, the company has already undertaken a number of actions with both our OEMs and distribution partners that we believe will positively influence our fiscal third quarter results,” said Luczo. “However, as a result of current inventory levels in the channel, normal seasonal decline in demand, and the pricing environment established at the end of the December quarter, our revised outlook for the March quarter is $0.20 to $0.30 earnings per share. And given the anticipated environment, we will not achieve our previously stated fiscal year expectations of $1.55 or $1.60 earnings per share.

“Until we have more information about the supply outlook for the industry, it is difficult to provide more specific earnings guidance at this time, as relatively small changes in volume or pricing can result in a broad range of earnings generation. As a result of these market conditions, we will deliver an update on the quarter during the week of March 1 to provide further guidance on expected financial performance.”

Seagate Technology Reports Fiscal Second Quarter 2004 Results

Business Review

•	Seagate recorded $205 million in net income, maintaining industry-leading profitability – despite the execution issues and price competition in the personal storage market – as a result of strong market acceptance of its notebook storage products.

•	Gross margin was 26.2%, compared to 26.9% in the previous quarter. This change resulted from an increasingly competitive pricing environment partially offset by product mix, represented by increased drive shipments for the notebook market.

•	The distribution channel inventory for Seagate personal storage products at the end of the December quarter was approximately 7.5 weeks of supply using a 13-week rolling average for distribution sales out. This level of inventory is higher than the industry average excluding Seagate, which is approximately 6.5 weeks of supply. While this is higher than historical levels for a December quarter and higher than the company’s desired range, the company intends to manage its products in the channel to a 4-6 week target range.

•	Revenue breakdown for the December quarter was 54% OEM and 46% distribution. Revenue by geographic region was North America 26%, Europe 33%, and Asia Pac at 41%. Europe increased slightly from the prior quarter, while Asia Pac reached a new high and North America a new low reflecting a continued increase in customers moving production outside the U.S., as well as the continued trend of higher growth rates for compute products in regions outside the U.S.

•	Cash flow from operations was $94 million, compared to $234 million in the previous quarter. This was impacted by the increased volume of units shipped in the final weeks of the quarter as evidenced by the higher than normal days sales outstanding of 47 days. Seagate expects days sales outstanding to return to its historical level during the remainder of the fiscal year.

•	As of January 2, 2004, the company had cash, cash equivalents and short-term investments totaling $1.28 billion.

•	Inventory turns for the quarter was 13.6. The total inventory balance at the end of the quarter was $383 million, represented by $88 million of raw materials, $45 million of work in process, and $250 million of finished goods.

•	Seagate intends to increase its quarterly dividend from $0.04 per share to $0.06 per share, contingent upon amending its existing credit agreements. The company expects to formally declare a dividend by the end of January 2004.

•	Capital investment for the December quarter was $134 million. The company continues to expect capital investment for fiscal year 2004 to be approximately $650 to $700 million, which includes approximately $150 million for the media factory expansion in Singapore. Depreciation and amortization for the quarter was $105 million.

Seagate Technology Reports Fiscal Second Quarter 2004 Results

•	The 180-day lock-up period associated with the secondary offering the company executed in July expires today, January 20, 2004. To date, New SAC, the company’s majority shareholder, has made no decisions regarding any future sales of any of its ownership position.

•	With respect to the investigative request of the SEC, the company noted that by early December it had provided all information requested by the SEC and there are no outstanding requests for further information. The additional information furnished related to the allegations of the former employee who has claimed the company terminated him in violation of the Minnesota Whistleblower Act. Nothing has come to the company’s attention during this process that changes its view regarding the lack of merit of those claims. The company noted that there is no procedural requirement that the SEC complete any investigation within certain timeframes or make any announcements with respect to the status of an investigation.

Conference Call

Seagate Technology will hold a conference call to review the fiscal second quarter 2004 results at 3:00 p.m. Pacific Time today. The live webcast of the conference call can be accessed online at www.seagate.com. A replay of the call will be available beginning today at 6:00 p.m. Pacific Time through January 27 at 8:59 p.m. Pacific Time. The replay can be accessed from www.seagate.com or by telephone as follows:

USA: 800-642-1687

International: 706-645-9291

Access code: 4806307

For more information please visit: http://www.seagate.com/newsinfo/invest/financial_info

About Seagate

Seagate is the worldwide leader in the design, manufacturing and marketing of hard disc drives, providing products for a wide-range of Enterprise, PC, Notebook, and Consumer Electronics applications. The company is committed to delivering award-winning products, customer support and reliability, to meet the world’s growing demand for information storage. Seagate can be found around the globe and at www.seagate.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements related to future financial performance, price and product competition, customer demand for our products, and general market conditions. These forward-looking statements are based on information available to Seagate as of the date of this release and current expectations, forecasts and assumptions and involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. Such risks and uncertainties include a variety of factors, some of which are beyond the company’s control. In particular, such risks and uncertainties include the variable demand and the aggressive pricing environment for disc drives; the company’s and its competitors’ ability to introduce, qualify, manufacture in volume and sell new products on a timely and cost-effective basis; competitive factors such as the impact of consolidation within the industry and the potential for excess supply; and the impact on operations or demand, particularly in Asia, of a reoccurrence of SARS. Information concerning additional factors that could cause results to differ materially from those projected in the forward-looking statements is contained in the company’s Annual Report on Form 10-K as filed with the U.S. Securities and Exchange Commission on August 21, 2003, and in the company’s Quarterly Report on Form 10-Q as filed with the U.S. Securities and Exchange Commission on November 14, 2003. These forward-looking statements should not be relied upon as representing the company’s views as of any subsequent date and Seagate undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date they were made.

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Seagate Technology Reports Fiscal Second Quarter 2004 Results

SEAGATE TECHNOLOGY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

(Unaudited)

	January 2, 2004	June 27, 2003 (a)
ASSETS
Cash and cash equivalents	$703	$749
Short-term investments	575	445
Accounts receivable, net	912	611
Affiliate accounts receivable	2	—
Inventories	383	319
Other current assets	191	158

Total Current Assets	2,766	2,282
Property, equipment and leasehold improvements, net	1,117	1,111
Other assets, net	157	124

Total Assets	$4,040	$3,517

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$786	$640
Affiliate accounts payable	—	11
Accrued employee compensation	153	217
Accrued expenses	341	312
Accrued income taxes	186	179
Current portion of long-term debt	6	4

Total Current Liabilities	1,472	1,363
Other liabilities	89	93
Long-term debt, less current portion	741	745

Total Liabilities	2,302	2,201

Shareholders’ Equity	1,738	1,316

Total Liabilities and Shareholders’ Equity	$4,040	$3,517

(a) The information in this column was derived from the Company’s audited consolidated balance sheet as of June 27, 2003.

Seagate Technology Reports Fiscal Second Quarter 2004 Results

SEAGATE TECHNOLOGY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	January 2, 2004	December 27, 2002	January 2, 2004	December 27, 2002
Revenue	$1,760	$1,734	$3,500	$3,313

Cost of revenue	1,299	1,241	2,571	2,448
Product development	166	169	335	329
Marketing and administrative	73	105	151	191
Restructuring costs, net	4	—	15	7

Total Operating Expenses	1,542	1,515	3,072	2,975

Income from Operations	218	219	428	338

Interest income	5	4	9	8
Interest expense	(12)	(12)	(24)	(25)
Other, net	—	(9)	(2)	(5)

Other Income (Expense), net	(7)	(17)	(17)	(22)

Income before income taxes	211	202	411	316
Provision for income taxes	6	4	8	8

Net Income	$205	$198	$403	$308

Net income per share:
Basic	$0.46	$0.49	$0.90	$0.76
Diluted	0.41	0.43	0.81	0.67
Number of shares used in per share calculations:
Basic	450	408	448	405
Diluted	500	463	500	459